FOR IMMEDIATE RELEASE
CONTACT:

Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH REPORTS FOURTH QUARTER AND
FULL FISCAL YEAR 2009 FINANCIAL RESULTS

EXTON, PA, August 20, 2009 -- Kensey Nash Corporation (NASDAQ: KNSY), a leading medical technology company that provides innovative solutions and technologies for a wide range of medical procedures, today reported the results for its fourth quarter and fiscal year ended June 30, 2009.

Fourth Quarter Snapshot and Recent Developments

•	EPS of $0.41, meeting the high end of previous guidance of $0.38-$0.41.
•	Revenue of $20.5 million, meeting the high end of previous guidance of $19.8-$20.5 million.
•	Angio-Seal royalties were negatively impacted primarily due to foreign currency exchange by our estimated calculation of approximately $300,000 compared to prior year.
•	Record orthopaedic royalties of $1.7 million, representing an increase of 29% from fourth quarter of the prior fiscal year.
•	Operating margin of 37%.
•	Operating cash flow of $11.2 million.
•	EBITDA of $9.2 million.
•      Submitted 510(k) for company’s first extracellular matrix (ECM) product.
•	Re-acquired the distribution rights, along with the trademark, inventory and other assets associated with the OsseoFit™ Bone Void Filler product line.
•	Repurchased approximately 236,000 shares of Common Stock at a total cost of approximately $5.7 million, or an average market price of approximately $24.00 per share.

Full Year Fiscal 2009 Financial Overview

•	Record full fiscal year EPS of $1.69, meeting the high end of previous guidance of $1.66-$1.69.
•	Revenue of $82.1 million, meeting the high end of previous guidance of $81.5-$82.1 million.
•	Angio-Seal royalties were negatively impacted primarily due to foreign currency exchange by our estimated calculation of approximately $600,000 compared to the prior year.
•	Record orthopaedic royalties of $6.0 million, representing an increase of 30% over the prior fiscal year.
•	Operating margin of 37%.
•	Operating cash flow of $33.2 million.
•      EBITDA of $37.4 million.
•	Repurchased approximately 810,000 shares of Common Stock at a total cost of approximately $19.4 million, or an average market price of approximately $23.92 per share.

President and CEO Commentary

“We are extremely pleased with our fourth quarter and full fiscal year results as our key financial metrics continue to demonstrate a disciplined execution of our business plan. We achieved record profits for our fiscal year in an extraordinarily difficult economic climate.  Spine products, which include VitossTM Bioactive Foam and Vitoss Foam products marketed by Orthovita, Inc. (NASDAQ: VITA), continued to show solid growth in the quarter and fiscal year, while product sales of sports medicine products were down significantly in the quarter, as expected, and were essentially flat for the full year over year. In fiscal 2009, our operating margins improved, we generated over $33 million in operating cash flow and we ended the year with $79.7 million in cash and investments on our balance sheet,” said Joe Kaufmann, President and CEO of the Company.

“Furthermore, in fiscal 2009, we executed on a number of our core strategic growth initiatives, including expanding our business with existing customers, developing new proprietary products for partners, and adding new technology capabilities. We made substantial progress in the development of our cartilage repair and extracellular matrix programs. We are optimistic about these growth prospects and the benefits these products could provide for improving patient outcomes,” he continued.

“Looking ahead, despite the current depressed economic environment, we view fiscal 2010 as a year for continued execution of our strategic growth initiates, which will require additional investments to provide for the future growth of our company and increased value for our stockholders.  We expect to announce soon, an ECM strategic agreement with a major medical device company, which represents an important milestone in our plans to build upon Kensey Nash’s leadership position as a developer of innovative regenerative medicine products," he concluded.

Fourth Quarter Ended June 30, 2009 (Fourth Quarter Fiscal 2009) Results

Revenues: Sales and Royalties.  Total revenues for the quarter of $20.5 million were at the high end of the previous guidance range of $19.8 to $20.5 million and were comparable sequentially to the third quarter of fiscal 2009 of $20.6 million.  Revenues for the quarter were down 7% from total revenues of $22.0 million in the prior year fourth quarter.

Net sales decreased 9% to $13.6 million from $15.0 million in the prior fiscal year. Net sales of biomaterials products decreased 8%, to $12.3 million from $13.3 million in the comparable prior fiscal year period. Orthopaedic sales, consisting primarily of sports medicine and spine products, decreased 16% to $7.0 million from $8.4 million in the comparable period of the prior fiscal year.  Net sales of sports medicine products decreased 35% to $3.2 million, as anticipated, due to exceptionally high orders in the comparable prior year period from two major customers and current economic conditions impacting customer inventory levels.  Net sales of spine products increased 21% in the fourth quarter of fiscal 2009 over the prior fiscal year comparable quarter and 24% sequentially, primarily attributed to increased sales of the Vitoss Bioactive Foam products sold by Orthovita.  Cardiovascular sales of $4.5 million, consisting primarily of vascular closure product components to St. Jude Medical (NYSE: STJ), increased 8% from $4.2 million in the prior fiscal year period.

The fourth quarter of fiscal 2009 represented the fourth full quarter of endovascular sales to Spectranetics (NASDAQ: SPNC) following the Company’s completion of the sale of its endovascular business in May 2008. As previously disclosed, these sales are at a reduced transfer price compared to the direct to market price reflected in the Company’s historical sales figures and include milestone revenue recognized.  As a result of the reduced transfer price, endovascular sales during the quarter decreased 24% to $1.2 million from $1.6 million in the prior fiscal year period, although overall net unit sales of endovascular products to Spectranetics increased when compared to the prior fiscal year.

Royalty income was essentially flat at $6.9 million in the fourth quarter of fiscal 2009 compared to $7.0 million in the comparable prior fiscal year period.  Royalty income in the fourth quarter of fiscal 2009 included $5.3 million in Angio-Seal™ royalties and $1.6 million in royalties from Orthovita.  Although Angio-Seal™ unit sales increased over the fourth quarter of the prior fiscal year, Angio-Seal royalties decreased from the comparable quarter of the prior fiscal year primarily due to the negative impact of foreign currency exchange by our estimated calculation of approximately $300,000.  Royalties from products co-developed with Orthovita increased 30% over the prior fiscal year period due to the continued success of the Vitoss Bioactive Foam and Vitoss Foam products sold by Orthovita in the end-user marketplace.

Earnings Per Share.  Fourth quarter diluted earnings per share was $0.41, compared to a diluted loss per share of ($0.09) for the same period of fiscal 2008. Diluted loss per share of ($0.09) for fiscal 2008 included after-tax charges of $5.4 million ($8.1 million pre-tax) for the sale of the Company’s endovascular business to Spectranetics.  In addition, the improvement in fiscal 2009 earnings per share was also due to the elimination of the endovascular sales and marketing expenses, which was partially offset by anticipated increases in biomaterials research and development expenses.

During the three-month period ended June 30, 2009, the total tax-effected equity compensation expense was $600,000, an increase from $430,000 in the prior year comparable period. Fourth quarter fiscal 2009 equity compensation expense was higher than the comparable prior year period primarily because fiscal 2009 expense included amortized expense related to two years of equity grants, while fourth quarter fiscal 2008 equity compensation expense primarily included amortized expense for only one year of equity grants, as a result of the fiscal 2008 acceleration of stock awards triggered by a third party’s significant open market purchase of the Company’s Common Stock.

Fiscal Year Ended June 30, 2009 (Fiscal 2009) Results

Revenues: Sales and Royalties.  Total revenues for the fiscal year ended June 30, 2009 were $82.1 million, up 3% from total revenues of $79.8 million for the fiscal year ended June 30, 2008.

Net sales increased 2% to $54.9 million from $53.8 million in the prior fiscal year.  Net sales of biomaterials products increased 7%, to $51.0 million from $47.5 million in the prior fiscal year, due to strong sales in both the cardiovascular and orthopaedic product lines. Cardiovascular sales of $18.3 million, consisting primarily of sales of vascular closure product components to St. Jude Medical, increased 16%, from $15.9 million in the prior fiscal year.  Orthopaedic sales increased 1% to $29.8 million from $29.4 million in the prior fiscal year, due to sales of spine products, which increased 6% over the prior fiscal year.  Sports medicine products sales of $15.5 million were flat compared to fiscal 2008 of $15.6 million.

Endovascular sales during fiscal 2009 decreased 38% to $3.9 million from $6.2 million in the prior fiscal year. Although overall net unit sales to Spectranetics increased compared to prior fiscal year end-user unit sales, the reduced transfer pricing more than offset the increase in units.

Royalty income increased 4% to $27.2 million for the fiscal year ended June 30, 2009, compared with $26.0 million for the fiscal year ended June 30, 2008.  Royalty income in fiscal 2009 included $21.2 million in Angio-Seal™ royalties and $5.8 million in royalties from Orthovita.  Angio-Seal™ royalties decreased 1% from the prior fiscal year.  Angio-Seal™ royalties were adversely impacted by our estimated calculation of approximately $600,000 primarily due to foreign currency exchange. Excluding the negative impact of foreign exchange, Angio-Seal royalties increased 2% year over year.  Orthovita royalties increased 31%, which was attributable to the successful introduction by Orthovita of its Vitoss Bioactive Foam products, as well as the continuing sales of existing Vitoss Foam products by Orthovita in the end-user marketplace.

Earnings Per Share.  The Company reported diluted earnings per share of $1.69 for the fiscal year ended June 30, 2009, compared to $0.38 for the prior fiscal year. The improvement in fiscal 2009 earnings per share was primarily due to the elimination of the endovascular sales and marketing expenses, partially offset by anticipated increases in biomaterials research and development expenses. Diluted earnings per share of $0.38 for fiscal 2008 also included after-tax charges of $7.6 million ($11.4 million pre-tax) for the acceleration of stock awards, discontinuation of the Company’s embolic protection platform and sale of the Company’s endovascular business to Spectranetics.

In the fiscal year ended June 30, 2009, the total tax-effected equity compensation expense was $1.3 million, a decrease from $3.5 million in the prior year comparable period as a result of the fiscal 2008 acceleration of stock awards triggered by a third party’s significant open market purchase of the Company’s Common Stock, as well as favorable mark-to-market adjustments on outstanding Stock Appreciation Rights in the 2009 fiscal year, offset in small part by the inclusion in equity compensation expense for the 2009 fiscal year of amortization for an additional year of equity grants.

During the fiscal year ended June 30, 2009, the Company generated cash from operations of $33.2 million and, at June 30, 2009, had $79.7 million of cash and investment balances and total debt of $32.8 million.

Supplemental Sales Data.  Net sales for the fourth quarter of fiscal 2009 decreased to $13.6 million from $15.0 million in the fourth quarter of fiscal 2008.  Net sales for the full fiscal 2009 increased to $54.9 million, up from $53.8 million in the prior fiscal year period.  Additional details are summarized below.

	Three Months Ended June 30,		Year over Year	Fiscal Year Ended June 30,		Year over Year
($ millions)	2009	2008	% Change	2009	2008	%Change
Biomaterials Products
Orthopaedic Products
Sports Medicine Products	$3.2	$5.0	(35%)	$15.5	$15.6	(1%)
Spine Products	$3.7	$3.1	21%	$13.7	$12.9	6%
Other Orthopaedic Products	$0.03	$0.3	(88%)	$0.6	$0.9	(34%)
Total Orthopaedic Products	$7.0	$8.4	(16%)	$29.8	$29.4	1%
Cardiovascular Products	$4.5	$4.2	8%	$18.3	$15.9	16%
Other Biomaterial Products	$0.9	$0.8	6%	$2.9	$2.3	29%
Biomaterials Products	$12.3	$13.3	(8%)	$51.0	$47.5	7%
Endovascular Products	$1.2	$1.6	(24%)	$3.9	$6.2	(38%)
Total Net Sales -	$13.6	$15.0	(9%)	$54.9	$53.8	2%

Fiscal 2010 Guidance

The Company currently expects total revenues for fiscal year 2010 will be in a range of $86.0 to $89.0 million, which would represent growth of approximately 5% to 8% over fiscal 2009 total revenues, and that net sales and royalties will be in the ranges of $58.0 to $60.0 million and $28.0 to $29.0 million, respectively.

The Company currently expects diluted earnings per share for fiscal 2010 will be in a range of $1.76 to $1.80.  Fiscal 2010 will include a significant investment in research and development, with total spending for fiscal 2010 estimated to be approximately $20 million.  The Company plans to increase its focus on the cartilage repair product this coming year, where efforts will be dedicated to clinical programs to further this product toward regulatory approvals.  In addition, the Company currently expects to launch several new products including its extracellular matrix (ECM) product line in the second half of the fiscal year. Also included in the EPS estimate is an increase, compared to fiscal 2009, of an additional $2.0 million in stock-based compensation expense for fiscal 2010.  This higher stock-based compensation expense is primarily due to the fiscal 2008 acceleration of stock-based awards that was triggered by a third party’s significant open market purchase of the Company’s Common Stock.

The Company is currently estimating that first quarter fiscal 2010 net sales will be in the range of $13.0 to $13.2 million.  Royalties are currently expected to be in the range of $6.8 to $7.0 million and total revenues are currently anticipated to be in the range of $19.8 to $20.2 million.  The Company currently expects fiscal 2010 first quarter diluted earnings per share of $0.40 to $0.42 per share.

The Company currently expects that its operating margins will continue to exceed 35% in fiscal 2010 and its balance sheet will continue to be strengthened by adding cash from operations in excess of $25.0 million.

Stock Repurchase Update. On March 18, 2009, the Company announced that its board of directors approved a stock repurchase program allowing the Company to repurchase up to a total of 600,000 of its issued and outstanding shares of Common Stock. During the quarter ended June 30, 2009, the Company repurchased 235,863 shares of Common Stock at a total cost of approximately $5.7 million, or an average market price of $24.00 per share, under this program using available cash.  During the fiscal year ended June 30, 2009, the Company repurchased 810,166 shares of Common Stock at a total cost of approximately $19.4 million, or an average market price of $23.92 per share under both the current 600,000 share repurchase program and the previously announced stock repurchase programs, which were completed during the second quarter of fiscal 2009.  As of June 30, 2009, there were 191,205 shares remaining for repurchase under the current 600,000 stock repurchase program and the Company had 11,145,562 shares of Common Stock outstanding.

Income taxes.  As a result of the October 2008 Congressional approval of an extension of the Research and Experimentation (R&E) Tax Credit, the Company recorded retroactive adjustments to its tax provision during the second fiscal quarter ended December 31, 2008. The Company’s effective tax rate for fiscal 2009 was approximately 33%.  The Company currently estimates that its fiscal 2010 effective tax rate will be between 33% and 34%.  In the course of estimating the Company’s annual effective tax rate and recording its quarterly income tax provision, the Company considers many factors including its expected earnings, state income tax apportionment, estimated research and development tax credits, non-taxable interest income and other estimates. Material changes in, or differences from these estimates could have a significant impact on the Company’s effective tax rate.

Conference Call and Webcast.  The Company will host a conference call on Thursday, August 20, 2009 at 9:00 a.m. Eastern Time.  To participate in the conference call, interested parties should dial 1-612-234-9959.  In addition, a live webcast of the call can be accessed by visiting the Investor Relations page under the Conferences & Webcasts link of the Kensey Nash website at www.kenseynash.com and clicking on Webcast.  The teleconference call will also be available for replay starting Thursday, August 20, 2009 at 11:00 a.m. Eastern Time through Thursday, August 27, 2009 at 11:59 p.m. Eastern Time by dialing 1-800-475-6701 with an access code of 109060.

About Kensey Nash Corporation. Kensey Nash Corporation is a leader in developing, manufacturing and processing resorbable biomaterial products, incorporating its proprietary collagen and synthetic polymer technology.  This expertise is used to develop and commercialize its products through strategic partners. The Company has an extensive range of products, which are sold in multiple medical markets, including, the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements.  This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities, including financial forecasts for the first quarter of fiscal 2010 and the full year fiscal 2010 under the caption “Fiscal 2010 Guidance” and other captions.  The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements.  The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, current economic conditions, foreign currency fluctuations, risks associated with the Company’s continued research and development efforts with respect to the endovascular products (including the risk that those efforts will not be successful and that some of the associated milestone payments will not be received), Spectranetics’ success in selling the endovascular products, the Company's success in distributing its products into the marketplace, the Company's dependence on four major customers (St. Jude Medical, Arthrex, Orthovita and Spectranetics) and their success in selling Kensey Nash related products in the marketplace, the impact of product recalls and other manufacturing issues, the Company’s success in its research and development efforts in its cartilage repair and extracellular matrix technologies programs, the completion of additional clinical trials in both the U.S. and Europe to support regulatory approval of future generations of our products and competition from other technologies.  For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings.  Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

– FINANCIAL INFORMATION TO FOLLOW –

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months		Fiscal Year
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Revenues:
Net sales
Biomaterial sales	$12,328,406	$13,330,890	$51,045,578	$47,538,923
Endovascular sales	1,241,254	1,637,713	3,858,187	6,221,942
Total net sales	13,569,660	14,968,603	54,903,765	53,760,865
Royalty income	6,939,875	7,003,252	27,177,085	26,030,032
Total revenues	20,509,535	21,971,855	82,080,850	79,790,897
Operating costs and expenses:
Cost of products sold	5,786,303	9,097,198	24,193,941	27,211,681
Research and development	4,543,863	4,339,583	18,134,442	17,200,762
Selling, general and administrative	2,589,795	9,084,474	9,219,001	27,575,105
Loss on sale of endovascular assets	-	1,212,478	-	1,212,478
Total operating costs and expenses	12,919,961	23,733,733	51,547,384	73,200,026
Income/(loss) from operations	7,589,574	(1,761,878)	30,533,466	6,590,871
Interest and other (expense) income, net	(386,196)	(263,568)	(744,200)	15,088
Pre-tax income/(loss)	7,203,378	(2,025,446)	29,789,266	6,605,959
Income tax Expense/benefit	2,487,743	(930,480)	9,710,156	1,816,180
Net income/(loss)	$4,715,635	$(1,094,966)	$20,079,110	$4,789,779
Basic earnings/(loss) per share	$0.42	$(0.09)	$1.74	$0.40
Diluted earnings/(loss) per share	$0.41	$(0.09)	$1.69	$0.38

Weighted average common shares outstanding	11,275,314	11,608,026	11,547,266	11,891,469

Diluted weighted average common shares outstanding	11,589,838	11,608,026	11,897,835	12,471,298

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2009	2008
Assets
Current assets:
Cash, cash equivalents and investments	$79,704,386	$63,496,141
Trade receivables	4,657,850	6,617,156
Other receivables	6,788,877	9,030,699
Inventory	10,585,065	9,270,864
Prepaid expenses and other assets	941,966	1,859,958
Deferred tax asset, current	2,490,406	4,277,864
Total current assets	105,168,550	94,552,682
Property, plant and equipment, net	57,972,895	59,598,308
Deferred tax asset, non-current	807,538	-
Other non-current assets	7,141,447	8,277,574
Total assets	$171,090,430	$162,428,564

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$7,642,049	$8,972,222
Other current liabilities	295,764	686,267
Current portion of debt	1,399,997	1,399,997
Deferred revenue	782,906	601,131
Total current liabilities	10,120,716	11,659,617
Long term portion of debt	31,383,333	32,783,333
Long term portion of deferred revenue	1,808,902	304,939
Deferred tax liability, non-current	-	420,598
Other non-current liabilities	4,502,900	2,690,421
Total stockholders' equity	123,274,579	114,569,656
Total liabilities and stockholders' equity	$171,090,430	$162,428,564

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three Months Ended	Fiscal Year Ended
	June 30, 2009	June 30, 2009
($ millions)
Net Income - GAAP	$4.7	$20.1
Income Tax Expense	2.5	9.7
Interest Income	(0.2)	(1.2)
Interest Expense	0.5	2.1
Depreciation and Amortization	1.7	6.7
EBITDA	$9.2	$37.4

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures, such as EBITDA.   EBITDA represents our GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  This non-GAAP adjustment is provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

This non-GAAP measure will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with future presentation.  Further, this non-GAAP result is one of several primary indicators management uses for planning and forecasting in future periods.  The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.